Exhibit 99.1

NephroGenex Announces that the European Medicines Agency Supports the Company’s Study Design for Ongoing Trial in Diabetic Nephropathy

RALEIGH, N.C., January 7, 2015 - NephroGenex, Inc. (Nasdaq:NRX), a pharmaceutical company focused on the development of therapeutics to treat kidney disease, today announced that the Company has received positive Scientific Advice from the European Medicines Agency (EMA) regarding their Phase 3 program with Pyridorin® in diabetic nephropathy that has been accepted by the U.S. Food and Drug Administration under a Special Protocol Assessment. The EMA indicated that the current Phase 3 program could be adequate to support a Marketing Authorization Application for full market approval in Europe.
“The EMA’s support of our pivotal Phase 3 trial in Pyridorin strengthens our global regulatory strategy for this important clinical program,” said Chief Executive Officer Pierre Legault. “Diabetic nephropathy is a growing problem around the world, and Pyridorin has the potential to improve the care of the millions of patients who suffer from diabetic kidney disease and have few therapeutic options.”

Study Details
The Company’s PIONEER program includes two identical double-blind placebo controlled Phase 3 trials. Each is designed to evaluate the safety and efficacy of Pyridorin at 300 mg twice a day compared to placebo in reducing the rate of renal disease progression in Type 2 diabetic patients. Primary efficacy endpoints are time to a 50% increase in serum creatinine levels, or end stage renal disease. The first Phase 3 study was launched in June 2014.

Regulatory
Scientific advice or protocol assistance received from the EMA is not legally binding with regard to any future marketing authorization application of the product concerned, neither on the EMA nor on the sponsor of a clinical trial. Nevertheless, the advice provided is taken into consideration during MAA and any deviations from the advice given need to be well justified.
About Diabetic Nephropathy
Diabetic nephropathy is a chronic, degenerative disease of the kidney caused by diabetes. There are approximately 6 million patients with diabetic nephropathy in the United States (approximately 33% of diagnosed diabetics) and this population is expected to grow. Patients suffering from diabetic nephropathy progress to End Stage Renal Failure (and require dialysis) or death. There are currently no adequate treatments for this disease.

About Pyridorin®
Pyridorin inhibits pathogenic oxidative chemistries, which are collectively elevated in diabetic patients and induce pathological changes implicated in the development of diabetic nephropathy. Pyridorin inhibits a broad range of these chemistries which we believe accounts for its effectiveness in slowing the progression of nephropathy in diabetic patients as shown in our

Exhibit 99.1

Phase 2 studies. Our lead drug candidate was also found to be safe and well tolerated in these same studies.

About NephroGenex, Inc.
NephroGenex (Nasdaq: NRX) is a clinical-stage pharmaceutical company focused on developing therapeutics to treat kidney diseases caused by pathogenic oxidative chemistries. Since our inception, we have collaborated with the leading scientific experts in pathogenic oxidative chemistries to build a strong portfolio of intellectual property and novel acting drug candidates. Our clinical program has been done in collaboration with world leading clinical investigators in kidney disease. Our product pipeline includes an oral formulation of Pyridorin, which is being developed as a chronic, therapeutic agent to slow the progression of diabetic nephropathy, as well as an intravenous formulation of Pyridorin to treat specific types of acute kidney injury.

Cautionary Note on Forward-Looking Statements
This press release contains certain statements that are, or may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "estimates," "will," or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the items identified under "Part I-Item 1A-Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission ("SEC") on March 31, 2014, as well as in other filings that we may make with the SEC in the future. The forward-looking statements contained in this press release reflect our current views with respect to future events, and we do not undertake and specifically disclaim any obligation to update any forward-looking statements.

CONTACTS:

Investors	Media
Michael Levitan	Susan Duffy
The Trout Group	BMC Communications
646-378-2920	646-513-3119
mlevitan@troutgroup.com	sduffy@bmccommunications.com

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